August 9, 2005
Ivanhoe Energy 2005 Second Quarter Results and Production Update
VANCOUVER, CANADA — Ivanhoe Energy Inc. (NASDAQ: IVAN and TSX: IE, IE.U) today filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.
“We are moving forward with the commercial implementation of our heavy oil upgrading process following the merger with Ensyn Group, Inc. on April 15, 2005,” said David Martin, Ivanhoe Energy’s Chairman. “In the second quarter we continued to ramp up testing at our commercial demonstration facility in California and are continuing discussions with a number of resource owners about opportunities to farm-in to heavy oil projects utilizing our upgrading technology.”
“Our cash flow from operating activities continued to grow, up significantly from the same three and six month periods last year and more than double the first quarter of this year. Revenue has risen substantially, due to both higher oil prices and increased production. Production volumes were unchanged from the first quarter of 2005 and up 41% and 40%, respectively from the same three and six month periods in 2004.”
Consolidated Corporate Highlights
(unaudited; thousands of U.S. dollars except per share and production amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2005	2005	2004	2005	2004
Financial
Net loss	$(1,031)	$(1,483)	$(1,298)	$(2,514)	$(2,590)
Net loss per share — basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.02)
Cash flow from operating activities	$1,850	$776	$1,299	$2,625	$1,334
Cash flow from operations, before changes in non-cash working capital(1)	$2,349	$1,020	$697	$3,369	$1,090
Revenue	$6,645	$5,736	$3,521	$12,381	$6,853
Depletion and depreciation	$2,567	$2,207	$1,503	$4,774	$2,949
Capital investments	$12,057	$12,534	$14,821	$24,337	$25,176
Total assets (at end of period)	$222,800	$130,337	$135,722
Cash and cash equivalents (at end of period)	$3,728	$9,355	$30,361

Operating
Net production (after royalties):
Barrel of oil equivalent (BOE)	150,458	149,772	106,350	300,230	215,078
BOE/day for the period	1,653	1,664	1,169	1,659	1,182
(1) See Reconciliation of GAAP to Non-GAAP Measures below for reconciliation of Generally Accepted Accounting Principles (GAAP) to non-GAAP financial measures utilized in calculating cash flow from operations, before changes in non-cash working capital and a statement indicating why management believes the non-GAAP measure of cash flow is useful information for investors.

Heavy-to-Light Oil and Enhanced Oil Recovery Activities
The merger between Ivanhoe Energy and Ensyn Group, Inc. was completed on April 15, 2005. We now have full control of the patented, proprietary Rapid Thermal Process (RTP™) upgrading technology for heavy oil deposits around the world. Ivanhoe Energy acquired all of the outstanding shares of Ensyn Group in exchange for $10 million in cash and 30 million Ivanhoe Energy common shares. Included in the purchase was Ensyn’s interest in the 1,000-barrel-per-day RTP™ commercial demonstration facility located on Aera Energy LLC’s property in the Belridge Heavy Oil Field in California.
The commercial demonstration facility (CDF) continued to ramp up testing operations in the second quarter. The facility has successfully demonstrated commercial configuration with recycle operations as well as certain proprietary sorbent technologies related to flue gas emissions clean up. In the third quarter, we plan to carry out extended run tests.
In June, 2005, Colt Engineering Corporation of Calgary, Canada completed a preliminary design package for a 10,000 to 15,000 barrel-per-day commercial RTP™ heavy oil upgrading plant. The next design step is front-end engineering and design, which will be completed once a site for the initial commercial installation is chosen.
Negotiations continue with Aera for a definitive agreement to build a 15,000-barrel-per-day RTP™ heavy oil upgrading facility that would yield both upgraded oil and excess thermal energy. The excess thermal energy from this facility would provide Aera with an alternative to high and volatile natural gas prices, lowering Aera’s steam generation cost, which is the most significant component of their heavy oil operating expense. The RTP™ facility, if built, will be owned and operated by Ivanhoe Energy. Aera is a California limited liability company owned by affiliates of Shell and ExxonMobil.
Internationally, work continued on our previously announced study of the shallow Qaiyarah Oil Field in northern Iraq. We are evaluating the potential response of the Qaiyarah Oil Field to the latest in enhanced oil recovery techniques, along with the potential value that could be added using the RTP™ Technology. Final work on the study is underway and we expect to present a proposal to the Iraqi Ministry of Oil in the third quarter. We also are continuing discussions related to heavy oil fields in Colombia, South America.
In addition to these initiatives, Ivanhoe Energy is in discussions with a number of heavy oil resource owners for the potential commercial deployment of the RTP™ technology in heavy oil fields around the world.
Gas-to-Liquid Activities
We have updated the plant design, economics and marketing study for a 45,000-barrel-per-day gas-to-liquids (GTL) plant in Egypt, and are continuing design activities at AMEC Group Limited in London to determine the most economic size considering the numerous advances in efficiency of our Syntroleum Corp. licensed technology. We plan to present a proposal for a GTL plant to Egypt’s Ministry of Petroleum once they have completed an assessment of their reserves, which is expected around the end of this year. We have stopped work on a 90,000-barrel-per-day design while the Egyptian Petroleum Ministry conducts their reserve assessment.
We have prepared an engineering feasibility study for the application of the Syntroleum Fischer Tropsch process to a coal-to-liquids (CTL) project in southern Mongolia. We have completed a marketing study for the CTL products to be sold in northern and eastern China and plan to present economics and a proposal to the private owner of the coal deposit.

U.S. Oil and Gas Operations
(unaudited; thousands of U.S. dollars except per share and production amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2005	2005	2004	2005	2004
Financial
Revenue	$3,298	$2,875	$2,007	$6,173	$3,803
Depletion and depreciation	$1,315	$1,167	$994	$2,483	$1,859
Capital investments	$1,711	$799	$6,793	$2,511	$9,843
Identifiable assets (at end of period)	$45,854	$47,602	$89,054

Operating
Net production (after royalties):
Barrel of oil equivalent (BOE)	84,324	77,537	60,848	161,861	119,214
BOE/day for the period	927	862	669	894	655
California
South Midway — We have 56 producing wells in South Midway, with a working interest of 100%. We drilled one successful delineation well and two temperature observation wells in the second quarter of 2005 and we increased the number of continuous steam injection wells from three to four in the southern extension area of the field.
Citrus (Lost Hills) — Three wells were producing at a combined rate of 110 net BOEPD at the end of the second quarter of 2005. We continue to assess drilling an additional horizontal leg later in the year to fully evaluate the potential of the Upper Antelope zone in this section of our Citrus acreage. Ivanhoe Energy holds a working interest of 83% to 100% in this 2,400-acre block and is the operator.
Knights Landing (Sacramento Basin) — Gross production from this project is now 3 mmcf of natural gas per day. A 3-D seismic program, to better pinpoint development drilling locations and generate new prospects, is planned for the fourth quarter of 2005. Drilling will recommence once interpretation of the seismic is complete. Ivanhoe Energy has an 80% to 100% working interest in the 13,000-acre block.
Peach (North South Forty) — During the first quarter of 2005, we discovered natural gas at the Peach prospect in the North Antelope Hills area of Kern County. We drilled an appraisal well during the second quarter of 2005 to a depth of 4,950 feet and encountered gas shows. We are currently awaiting a drill rig to complete a test program. Production of the discovery and appraisal wells and connection to a gas sales pipeline are awaiting the results of the appraisal well test. We have a 50% interest in this well after payout and a 50% working interest in the 1,800-acre prospect.
North Salt Creek — During the second quarter, we discovered natural gas at our North Salt Creek prospect in the Cymric area in Kern County, California. We are in negotiations with two purchasers to sell gas from this well. We plan to sell gas and drill two additional wells during the third quarter. We are the operator and own a 24% working interest in the well and the 370-acre prospect.
Wyoming
LAK Ranch — In the second quarter, Ivanhoe Energy and our partner agreed to expand the enhanced oil recovery pilot program at LAK Ranch with the drilling of three steam injection wells. This expansion follows completion of a 3-D seismic survey of the area and interpretation of the survey results. The new wells, expected to be drilled in August pending drill rig availability, will provide for continuous injection of steam above the existing horizontal wells. Our working interest will increase from the current 39% to a maximum of 60%, if we enter the next two phases of the contract.
Texas
Spraberry — Our working interests range from 31% to 48% in 25 wells, which are currently producing approximately 80 net boe/day.
China Oil and Gas Operations
(unaudited; thousands of U.S. dollars except per share and production amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2005	2005	2004	2005	2004
Financial
Revenue	$3,324	$2,826	$1,469	$6,150	$2,970
Depletion and depreciation	$1,237	$1,034	$501	$2,271	$1,077
Capital investments	$8,700	$9,806	$7,277	$18,251	$14,152
Identifiable assets (at end of period)	$59,856	$54,501	$30,934

Operating
Net production (after royalties):
Barrel of oil equivalent (BOE)	66,134	72,235	60,848	138,369	95,864
BOE/day for the period	727	803	669	764	527
Dagang — In the second quarter of 2005, we placed an additional nine wells on production bringing the total wells on production or available for production to 37 wells at quarter-end. Production is improving as we have moved our drilling back to the more productive southern blocks and commenced a successful stimulation program in the northern block wells in the second quarter. Our June 30, 2005 gross production exit rate increased 28% from the end of the first quarter, bringing the project back up to the year-end 2004 exit rate of 1,655 BOE/day, and by the end of July the exit rate was 2,025 BOE/day. Two drill rigs continue to operate in the Dagang field and we are currently reviewing well data and expect to stimulate an additional four to six wells in the northern blocks during the remainder of 2005. We expect to drill an additional eight wells during the remainder of 2005. We are currently assessing our drilling program for the Dagang field and anticipate a reduction in wells drilled in some of the northern blocks of the field.
Following an internal review of the results of our current development program at Dagang, especially the results from the work completed in the northern blocks over the past six months, we have revised our estimate of total proved reserves downward. At year-end 2005, our internal estimate will be confirmed or further revised by full independent review. Ivanhoe Energy has a 60% working interest in this project and is the operator.
Zitong — We drilled our first exploratory well in the Zitong natural gas block in the Sichuan Basin in the second quarter. No commercial volumes of hydrocarbons were conclusively detected and we have suspended the well. Pending further evaluation of this well, we may drill a directional hole following the second exploratory well in the Zitong block, which is planned for later in 2005. Ivanhoe Energy has a 100% working interest in this project; however, we plan to seek a farm-out partner for the second exploration well.

Liquidity and Capital Resources
On June 30, 2005, our cash position was $3.7 million and we had negative working capital of $18 million. Our operating activities provided $2.6 million in cash for the second quarter of 2005. Our capital investments for the second quarter of 2005 were $12.1 million ($24.3 million for the first six months of 2005) with an additional $10.0 million invested in Ensyn, representing the cash portion of the merger consideration. Capital investments are expected to be $24.1 million for the remainder of the year. This is $30.6 million lower than our original 2005 capital budget of $79 million. We plan to reduce our Dagang drilling schedule for the remainder of 2005 and seek a partner for the second exploratory well at Zitong. In addition, we have delayed additional drilling at Knights Landing pending a seismic program and at Citrus pending further evaluation.
To complete our 2005 capital program and successfully pursue acquisition opportunities, develop existing assets and execute medium- and long-term growth strategies, we will require significant additional funding. We continue to seek financing from equity markets, alliances or other partnership agreements with entities with the resources to support our projects as well as convertible loan, debt and mezzanine financing.
We are presently in active negotiation with a third party for the formation of a joint venture for the deployment, in a specific region of the world, of the RTP™ and GTL technologies we own or license. The transaction that is being discussed would, if consummated, include a potentially significant equity investment in Ivanhoe Energy by the third party. No assurances can be given that we and the third party with whom we are presently negotiating will successfully conclude this potential transaction nor that we will be able to raise additional capital or enter into one or more alternative business alliances with other parties if this potential transaction is not successfully concluded.
On July 7, 2005, we closed on Cdn $3.1 million (US $2.4 million) of a special warrant financing, by way of a private placement with an institutional investor. The financing consisted of the issuance of 1,000,000 special warrants at Cdn$3.10 per special warrant. Each special warrant entitles the holder to receive, at no additional cost, one common share and one common share purchase warrant. One common share purchase warrant will entitle the holder to purchase one common share at a price of Cdn$3.50 exercisable until the second anniversary date of the closing.
Reconciliation of GAAP to Non-GAAP Measures
Following is a reconciliation of cash provided by operating activities (GAAP) to cash flow from operations, before changes in non-cash working capital (a non-GAAP measure) as required under Regulation G of the Securities Exchange Act of 1934. We use cash flow from operations, before changes in non-cash working capital to demonstrate to investors our progress toward internally funding capital investments versus reliance on external sources of financing to meet capital requirements. It also is useful in comparing oil and gas exploration and production companies because it excludes fluctuations in assets and liabilities.
Cash Flow
(unaudited; thousands of U.S. dollars)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2005	2005	2004	2005	2004
Cash flow from operating activities	$1,850	$776	$1,299	$2,625	$1,334
Add back:
Changes in non-cash working capital items	499	244	(602)	744	(244)
Cash flow from operations, before changes in non-cash working capital	$2,349	$1,020	$697	$3,369	$1,090

This news release summarizes our 2005 second quarter results and financial condition and should be read in conjunction with our Form 10-Q, which contains full financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations. Copies of the Form 10-Q may be obtained from the Ivanhoe Energy website at www.ivanhoe-energy.com, on SEDAR at www.sedar.com or EDGAR at www.sec.gov.
Ivanhoe Energy is an independent international oil and gas exploration and development company building long-term growth in its reserve base and production. Core operations are in the United States and China, with business development opportunities worldwide. Ivanhoe Energy is a leader in technologically innovative methods designed to significantly improve the company’s reserve base and production, including the upgrading of heavy oil to light oil, state-of-the-art drilling techniques, enhanced oil recovery (EOR) and the conversion of natural gas to liquids (GTL).
Ivanhoe Energy trades on the NASDAQ SmallCap market with the ticker symbol IVAN and on the Toronto Stock Exchange (TSX) with the symbol IE. On the TSX, Ivanhoe Energy is listed and traded in both Canadian and U.S. dollars. The U.S. dollar trading symbol on the TSX is IE.U.

Information contacts:
All locations:	Cindy Burnett 1-604-331-9830 (North America)
In Asia:	Patrick Chua 86-1370-121-2607 / 852-9193-4056
Website:	www.ivanhoe-energy.com
FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning the potential for and future application of the RTP™ and other technologies, statements relating to the continued advancement of Ivanhoe Energy’s projects, projected total wells to be drilled in 2005, estimates of reserves, wells to be drilled or worked over in the Dagang development program, success of ongoing exploration at Zitong, planned additional exploration, development and delineation wells in South Midway, Citrus, Knights Landing, Peach, North Salt Creek and East Texas, timing of the development program at LAK Ranch, dependence on new product development and associated costs, statements relating to anticipated capital expenditures, including those related to our capital spending program for the remainder of 2005, statements relating to increases in production and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions relating to matters that are not historical facts are forward-looking statements. Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the company’s projects will experience technological and mechanical problems, new product development will not proceed as planned, the RTP™ process to upgrade bitumen and heavy oil may not be commercially viable, geological conditions in reservoirs may not result in commercial levels of oil and gas production, the availability of drilling rigs and other support services, uncertainties about the estimates of reserves, the risk associated with doing business in Iraq and other foreign countries, environmental risks, changes in product prices, our ability to raise capital as and when required, competition and other risks disclosed in Ivanhoe’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.
RESERVES DATA AND OTHER OIL AND GAS INFORMATION: Ivanhoe Energy’s disclosure of reserves data and other oil and gas information is made in reliance on an exemption granted to Ivanhoe Energy by Canadian securities regulatory authorities, which permits Ivanhoe Energy to provide disclosure in accordance with U.S. disclosure requirements.
The information provided by Ivanhoe Energy may differ from the corresponding information prepared in accordance with Canadian disclosure standards under National Instrument 51-101 (NI 51-101). Further information about the differences between the U.S. requirements and the NI 51-101 requirements is set forth under the heading “Reserves, Production and Related Information” in Ivanhoe Energy’s Annual Report on Form 10-K.